Exhibit 99.2

FOR IMMEDIATE RELEASE Date Submitted: July 24, 2007 NASDAQ: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer 989-466-7325

Firstbank Corporation Announces Third Quarter Cash Dividend

Alma, MI (FBMI) -- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.225 per share quarterly cash dividend will be paid September 13, 2007, to shareholders of record as of August 24, 2007.

The $0.225 per share cash dividend remains unchanged from the prior quarter. This rate, combined with the 5% stock dividend paid on December 31, 2006, represents a 5% increase in dividends per share compared to the year ago level.

Firstbank Corporation, headquartered in Alma, Michigan, including the July 1, 2007 acquisition of ICNB Financial Corporation, is a seven bank financial services company with assets of $1.3 billion and 51 banking offices serving Michigan's Lower Peninsula. Bank subsidiaries include: Firstbank - Alma; Firstbank (Mt. Pleasant); Firstbank - West Branch; Firstbank - Lakeview; Firstbank - St. Johns; Keystone Community Bank; and Firstbank - West Michigan.